Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2013

Englewood, CO — May 9, 2013 — Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months ended March 31, 2013. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 818,000 residential and commercial customers as of March 31, 2013. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three months ended March 31, 2013 increased 22.3%, driven by increases in Monitronics’ subscriber accounts and increases in average recurring monthly revenue (RMR) per subscriber

•                  Ascent’s Adjusted EBITDA(2) for the three months ended March 31, 2013 increased 27.2%

•                  Ascent’s balance sheet remains strong with $222.3 million of cash and marketable securities

•                  Monitronics’ Adjusted EBITDA for the three months ended March 31, 2013 increased 22.9%

•                  Monitronics subscriber accounts as of March 31, 2013 increased 15.8% to 818,335

•                  Monitronics average RMR per subscriber as of March 31, 2013 increased 5.3% to $39.74

•                  Monitronics completed the repricing of its Senior Secured Credit Facility and amended its interest rate swap arrangements

•                  Monitronics expects the repricing will result in a pro forma annualized interest expense savings of approximately $8.1 million

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “The business is off to a solid start in 2013 with Monitronics reporting strong double-digit growth in subscribers, revenue and Adjusted EBITDA in the first quarter. Monitronics also successfully completed the repricing of its Senior Secured Credit Facility which will provide significant annual cost savings as well as increased flexibility to invest in future growth.

“At the holding company level, we remain focused on acquisitions in the alarm monitoring and related security industry and are confident we will identify and execute on new opportunities that will drive attractive returns for our shareholders.”

Mike Haislip, President and Chief Executive Officer of Monitronics said, “We delivered another solid performance in the first quarter with 22 percent growth in revenue and 23 percent growth in Adjusted EBITDA.  We also saw a 15.8% increase in total subscriber accounts.  As previously predicted, attrition levels increased modestly in the quarter given the age of accounts in our portfolio and an increase in disconnects due to relocations as the housing market continues its recovery. Our predictive data indicates that we should expect an increase in attrition through the second and third quarters of 2013 before moderating in the fourth quarter. Finally, our suite of advanced services continued to be an attractive option for subscribers with 48 percent of new customers in the quarter signing up for some form of home automation or interactive services. Despite the increase in telecom and field service costs associated with these services, they continue to provide our business with strong revenue and RMR growth.”

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net income for the three months ended March 31, 2013 totaled $2.8 million compared to a net loss of $5.1 million for the three months ended March 31, 2012.

Three Months Ended March 31, 2013 Results

Ascent Capital Group, Inc.

For the three months ended March 31, 2013, Ascent reported net revenue of $100.2 million, an increase of 22.3% compared to $81.9 million for the three months ended March 31, 2012. This increase in net revenue is primarily attributable to increases in Monitronics’ subscriber accounts and average RMR per subscriber.

Ascent’s total cost of services for the three months ended March 31, 2013 increased 37.5% to $15.2 million.  This increase is primarily due to an increased number of accounts monitored across the cellular network and a higher number of customers receiving interactive and home automation services, which result in higher operating and service costs.

Selling, general & administrative (“SG&A”) costs for the three months ended March 31, 2013 increased 10.8% to $19.7 million, primarily attributable to increases in Monitronics SG&A expenses. The increase in Monitronics SG&A is primarily attributable to increased payroll expenses of approximately $1.0 million. Additionally, Ascent’s consolidated stock-based compensation expense increased approximately $528,000 over the corresponding prior year period, related to restricted stock and option awards granted to certain employees.

For the three months ended March 31, 2013, Ascent’s Adjusted EBITDA increased 27.2% to $71.3 million. This increase in Adjusted EBITDA is primarily due to revenue growth at Monitronics, partially offset by higher operating and service costs.

For the three months ended March 31, 2013, Ascent recorded a one-time pre-tax gain of $3.2 million related to the divestiture of an equity investment tied to the Company’s legacy businesses. Ascent also divested $1.1 million in legacy real estate assets resulting in a one-time pre-tax gain of $141,000 during the three months ended March 31, 2013.

Ascent reported net income from continuing operations for the three months ended March 31, 2013 of $2.3 million, compared to a net loss of $4.9 million in the three months ended March 31, 2012.

Monitronics International

For the three months ended March 31, 2013, Monitronics reported net revenue of $100.2 million, an increase of 22.3% compared to $81.9 million for the three months ended March 31, 2012. The increase in net revenue is attributable to a 15.8% increase in the number of subscriber accounts and a 5.3% increase in average RMR per subscriber to $39.74 as of March 31, 2013.

Monitronics’ total cost of services for the three months ended March 31, 2013 increased 37.5% to $15.2 million. The increase for the three months ended March 31, 2013 is primarily attributable to an increased number of accounts monitored across the cellular network and an increase in interactive and home automation services, resulting in higher operating and service costs.

Monitronics SG&A costs for the three months ended March 31, 2013 increased 10.8% to $15.9 million compared to the prior year period. The increased Monitronics SG&A costs are primarily attributable to increased payroll expenses of approximately $1.0 million.

Monitronics’ Adjusted EBITDA for the three months ended March 31, 2013 was $69.4 million, an increase of 22.9% over the three months ended March 31, 2012. The increase in Adjusted EBITDA for the quarter is primarily due to revenue and subscriber growth. Monitronics’ Adjusted EBITDA as a percentage of revenue was 69.3% in the first quarter of 2013, compared to 69.0% for the three months ended March 31, 2012.

Monitronics reported net income for the three months ended March 31, 2013 of $1.3 million compared to a net loss of $3.8 million in the prior year period.

The table below presents subscriber data for the twelve months ended March 31, 2013:

	Twelve Months Ended March 31,
	2013	2012

Beginning balance of accounts	706,881	680,120
Accounts purchased (a)	206,665	110,801
Accounts canceled (b)	(92,696)	(78,806)
Canceled accounts guaranteed to be refunded from holdback	(2,515)	(5,234)
Ending balance of accounts	818,335	706,881
Monthly weighted average accounts	759,180	695,150
Attrition rate	(12.2)%	(11.3)%

For the three months ended March 31, 2013, Monitronics purchased 28,460 subscriber accounts, compared to 24,174 subscriber accounts in the three months ended March 31, 2012. Purchases from Monitronics’ core account generation engine, or the accounts that Monitronics buys from authorized dealers on a recurring basis, remained strong this quarter, up 11.5 percent over the same quarter in 2012.

Monitronics’ trailing twelve month attrition for the period ended March 31, 2013 increased to 12.2% from 11.3% for the twelve months ended March 31, 2012. As expected, attrition levels increased due to the age of accounts in our portfolio and an increase in disconnections due to higher household relocations.

Credit Facility Repricing

On March 25, 2013, Monitronics completed the repricing of its Senior Secured Credit Facility, which is comprised of a $150.0 million revolver and a Term Loan B under which $688.8 million remains outstanding. The repriced facility will now have an interest rate of LIBOR plus 3.25% with a LIBOR floor of 1.00% for the Term Loan B and an interest rate of LIBOR plus 3.75% with a LIBOR floor of 1.00% for the revolver. Concurrently, Monitronics extended the maturity of its Senior Secured Revolving Credit Facility by nine months to December 22, 2017.

In conjunction with the repricing, Monitronics also amended its interest rate swap arrangements resulting in a new weighted average fixed interest rate of 5.0% on its Term Loan B, as compared to 6.2% formerly. Monitronics expects that the repricing will result in pro forma annualized interest expense savings of approximately $8.1 million.

Ascent Liquidity and Capital Resources

At March 31, 2013, on a consolidated basis, Ascent had $100.4 million of cash and cash equivalents, $2.6 million of restricted cash and $142.9 million of marketable securities. The Company may use a portion of these assets to decrease debt obligations, fund stock repurchases, or fund strategic acquisitions or investment opportunities.

During the three months ended March 31, 2013, Monitronics used cash of $46.0 million to fund purchases of subscriber accounts net of holdback and guarantee obligations.

At March 31, 2013, the existing long-term debt of Monitronics includes the principal balance of $1.1 billion under its Senior Notes, Credit Facility, and Credit Revolver. The Senior Notes have an outstanding principal balance of $410.0 million as of March 31, 2013 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $688.8 million as of March 31, 2013 and requires principal payments of $1.7 million per quarter with the remaining outstanding balance becoming due on March 23, 2018. The Credit Facility revolver has an outstanding balance of $21.5 million as of March 31, 2013 and becomes due on December 22, 2017.

Conference Call

Ascent will hold a conference call today at 5:00 p.m. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 57694409.

A replay of the call can be accessed through May 16, 2013 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 57694409.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://www.ascentcapitalgroupinc.com/Investor-Relations.aspx.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, the integration of acquired assets and businesses, estimated interest expense savings, future financial prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and 10-Q, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiary, Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

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Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Amounts in thousands, except share amounts

(unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$100,404	$78,422
Restricted cash	2,640	2,640
Marketable securities, at fair value	142,906	142,587
Trade receivables, net of allowance for doubtful accounts of $1,477 in 2013 and $1,436 in 2012	11,434	10,891
Deferred income tax assets, net	3,780	3,780
Income taxes receivable	132	132
Prepaid and other current assets	13,482	15,989
Assets held for sale	7,389	7,205
Total current assets	282,167	261,646

Property and equipment, net of accumulated depreciation of $31,138 in 2013 and $30,570 in 2012	54,163	56,491
Subscriber accounts, net of accumulated amortization of $350,282 in 2013 and $308,487 in 2012	992,374	987,975
Dealer network, net of accumulated amortization of $23,100 in 2013 and $20,580 in 2012	27,333	29,853
Goodwill	349,227	349,227
Other assets, net	23,669	22,634
Assets of discontinued operations	54	54
Total assets	$1,728,987	$1,707,880

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,872	$3,664
Accrued payroll and related liabilities	2,340	3,504
Other accrued liabilities	37,859	27,181
Deferred revenue	9,831	10,327
Purchase holdbacks	11,077	10,818
Current portion of long-term debt	6,905	6,950
Liabilities of discontinued operations	6,980	7,369
Total current liabilities	80,864	69,813

Non-current liabilities:
Long-term debt	1,108,632	1,101,433
Derivative financial instruments	12,039	12,359
Deferred income tax liability, net	8,235	8,187
Other liabilities	5,437	5,990
Total liabilities	1,215,207	1,197,782

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,398,279 and 13,389,821 shares at March 31, 2013 and December 31, 2012, respectively	134	134
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 736,833 and 737,166 shares at March 31, 2013 and December 31, 2012, respectively	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,455,422	1,453,700
Accumulated deficit	(931,453)	(934,213)
Accumulated other comprehensive loss	(10,330)	(9,530)
Total stockholders’ equity	513,780	510,098
Total liabilities and stockholders’ equity	$1,728,987	$1,707,880

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except share amounts

(unaudited)

	Three months ended March 31,
	2013	2012

Net revenue	$100,158	81,881

Operating expenses:
Cost of services	15,202	11,059
Selling, general, and administrative, including stock-based and long-term incentive compensation	19,737	17,807
Amortization of subscriber accounts and dealer network	44,315	38,081
Depreciation	1,914	1,906
Gain on sale of operating assets, net	(3,391)	(737)
	77,777	68,116

Operating income	22,381	13,765

Other income (expense), net:
Interest income	980	891
Interest expense	(21,143)	(11,640)
Realized and unrealized loss on derivative financial instruments	—	(2,044)
Refinancing expense	—	(6,241)
Other income, net	870	1,022
	(19,293)	(18,012)

Income (loss) from continuing operations before income taxes	3,088	(4,247)
Income tax expense from continuing operations	(774)	(683)
Net income (loss) from continuing operations	2,314	(4,930)

Discontinued operations:
Earnings (loss) from discontinued operations	446	(284)
Income tax expense	—	—
Earnings (loss) from discontinued operations, net of income tax	446	(284)

Net income (loss)	2,760	(5,214)

Other comprehensive income (loss):
Foreign currency translation adjustments	(375)	221
Unrealized holding gain (loss) on marketable securities	(684)	1,959
Unrealized gain (loss) on derivative contracts	259	(2,405)
Total other comprehensive income (loss), net of tax	(800)	(225)

Comprehensive income (loss)	$1,960	(5,439)

Basic earnings (loss) per share:
Continuing operations	$0.17	(0.35)
Discontinued operations	0.03	(0.02)
Net Income (loss)	$0.20	(0.37)

Diluted earnings (loss) per share:
Continuing operations	$0.16	(0.35)
Discontinued operations	0.03	(0.02)
Net Income (loss)	$0.19	(0.37)

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

(unaudited)

	Three months ended
	March 31,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$2,760	(5,214)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	(446)	284
Amortization of subscriber accounts and dealer network	44,315	38,081
Depreciation	1,914	1,906
Stock based compensation	1,820	1,292
Deferred income tax expense	109	134
Unrealized gain on derivative financial instruments	—	(6,793)
Refinancing expense	—	6,241
Gain on sale of operating assets, net	(3,391)	(737)
Long-term debt amortization	192	3,915
Other non-cash activity, net	2,330	1,481
Changes in assets and liabilities:
Trade receivables	(1,876)	(413)
Prepaid expenses and other assets	2,087	(110)
Payables and other liabilities	10,671	(854)
Operating activities from discontinued operations, net	57	(252)

Net cash provided by operating activities	60,542	38,961

Cash flows from investing activities:
Capital expenditures	(1,277)	(902)
Purchases of subscriber accounts	(46,043)	(37,380)
Purchases of marketable securities	(1,003)	(98,172)
Decrease in restricted cash	—	51,420
Proceeds from the sale of operating assets	4,547	4,984

Net cash used in investing activities	(43,776)	(80,050)

Cash flows from financing activities:
Proceeds from long-term debt	24,700	967,200
Repayments of long-term debt	(17,738)	(976,000)
Payments of deferred financing costs and refinancing costs	(1,746)	(42,940)

Net cash provided by (used in) financing activities	5,216	(51,740)

Net increase (decrease) in cash and cash equivalents	21,982	(92,829)

Cash and cash equivalents at beginning of period	78,422	183,558

Cash and cash equivalents at end of period	$100,404	90,729

Supplemental cash flow information:
State taxes paid	$—	17
Interest paid	10,437	6,893

Adjusted EBITDA

We define “Adjusted EBITDA” as net income before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of our businesses, including our businesses’ ability to fund their ongoing acquisition of subscriber accounts, their capital expenditures and to service their debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.  Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that we believe is useful to investors in analyzing our operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by us should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent’s total Adjusted EBITDA to net loss from continuing operations (amounts in thousands):

Ascent (consolidated)

	Three months ended
	March 31,
	2013	2012

Total Adjusted EBITDA	$71,300	56,066
Amortization of subscriber accounts and dealer network	(44,315)	(38,081)
Depreciation	(1,914)	(1,906)
Stock-based and long-term incentive compensation	(1,820)	(1,292)
Realized and unrealized loss on derivative instruments	—	(2,044)
Refinancing costs	—	(6,241)
Interest income	980	891
Interest expense	(21,143)	(11,640)
Income tax expense from continuing operations	(774)	(683)

Net income (loss) from continuing operations	$2,314	(4,930)

The following table provides a reconciliation of Monitronics’ Adjusted EBITDA to net income (loss) (amounts in thousands):

Monitronics

	Three months ended
	March 31,
	2013	2012

Total Adjusted EBITDA	$69,414	56,484
Amortization of subscriber accounts and dealer network	(44,315)	(38,081)
Depreciation	(1,488)	(1,302)
Stock-based and long-term incentive compensation	(361)	(299)
Realized and unrealized loss on derivative instruments	—	(2,044)
Refinancing costs	—	(6,241)
Interest expense	(21,127)	(11,622)
Income tax expense	(774)	(667)

Net income (loss)	$1,349	(3,772)